As filed with the Securities and Exchange Commission on August 4, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S&T BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1434426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Philadelphia Street, Indiana, Pennsylvania (Address of Principal Executive Offices)	15701 (Zip Code)

S&T BANCORP, INC. 2021 INCENTIVE PLAN
(Full title of the plan)

Mark Kochvar
Senior Executive Vice President and Chief Financial Officer
S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania 15701
(Name, and address of agent for service)

(800) 325-2265
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller Reporting Company
Emerging growth Company
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $2.50 par value per share	1,151,950	$29.78	$34,305,071	$3,742.68

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock, $2.50 par value per share (“Common Stock”), of S&T Bancorp, Inc., a Pennsylvania corporation (the “Registrant”), that become issuable under the S&T Bancorp, Inc. 2021 Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant Rules 457(c) and (h) under the Securities Act, on the basis of the average high and low sale prices of the Registrant’s Common Stock as reported on July 30, 2021 on The Nasdaq Global Select Market, which date is within five business days prior to the date of the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by S&T Bancorp, Inc. (S&T) with the Commission, are incorporated herein by reference (other than any portions of such documents that have been furnished and not filed):

(a)	S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 1, 2021;
(b)	S&T's Quarterly Reports on Form 10-Q filed with the Commission on May 6, 2021 and August 4, 2021;
(c)
S&T’s Current Reports on Form 8-K filed with the Commission on January 28, 2021, March 17, 2021, April 2, 2021, April 22, 2021, May 20, 2021, June 2, 2021, June 3, 2021, July 12, 2021, and July 22, 2021; and

(d)
The description of the Common Stock which is contained in S&T’s Description of Securities filed as Exhibit 4.1 to S&T's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any portions of such documents that have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation. Article V of S&T’s by-laws provides indemnification of directors, officers and other agents of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 501(3) of S&T’s by-laws provide that the rights to indemnification and advancement of expenses in the by-laws are not exclusive, and may be in addition to, any rights granted to an indemnitee under any statute, S&T’s Articles of Incorporation, as amended from time to time, an agreement or vote of shareholders or disinterested directors or otherwise.

Section 1747 of the PBCL provides, in general, that the corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under the provisions of the PBCL. As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s by-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s by-laws dealing with indemnification of directors and officers, and does not purport to be complete. The description is qualified in its entirety by reference to the detailed provisions of Article V, Section 501 of the by-laws of S&T and the referenced sections of the PBCL.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of S&T Bancorp, Inc. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed on August 4, 2021, and incorporated herein by reference.

4.2	Amended and Restated By-laws of S&T Bancorp, Inc. Filed as Exhibit 3.1 to S&T Bancorp, Inc. Current Report on Form 8-K filed on December 23, 2020, and incorporated herein by reference.

4.3	S&T Bancorp, Inc. 2021 Incentive Plan. Filed as Exhibit 10.1 to S&T Bancorp, Inc. Current Report on Form 8-K filed on May 20, 2021 and incorporated herein by reference.

5.1	Opinion of McGuireWoods LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)*

24.1	Power of Attorney *

* Filed herewith.
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Pennsylvania, on this August 4, 2021.

S&T BANCORP, INC.

By:	/s/ Mark Kochvar
Name:	Mark Kochvar
Title:	Senior Executive Vice President and Chief Financial Officer
Officer	(Principal Financial Officer and Duly Authorized signatory)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 4, 2021.

SIGNATURE:	TITLE:

/s/ David G. Antolik	President, Interim Chief Executive Officer and Director (Principal Executive Officer)
David G. Antolik

/s/ Mark Kochvar	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Mark Kochvar

/s/ Melanie Lazzari	Executive Vice President, Controller (Principal Accounting Officer)
Melanie Lazzari

*	Director
Christine J. Toretti

/s/ Lewis W. Adkins Jr.	Director
Lewis W. Adkins Jr.

/s/ Peter R. Barsz	Director
Peter R. Barsz

/s/ Christina A. Cassotis	Director
Christina A. Cassotis

*	Director
Michael J. Donnelly

*	Director
Jeffrey D. Grube

*	Director
William J. Hieb

Director
Robert E. Kane

/s/ Frank J. Palermo, Jr.	Director
Frank J. Palermo, Jr.

Director
Steven J. Weingarten

*By:	/s/ Mark Kochvar
Mark Kochvar, Attorney-in-Fact
Date: August 4, 2021